BLUE BIRD REPORTS FISCAL 2026 SECOND QUARTER RESULTS

Net Sales of $353M and GAAP Net Income of $29M
Adj. EBITDA of $51M with 14% Margin and 2,148 Buses Sold
FY2026 Guidance Raised

MACON, Ga. (May 6, 2026) – Blue Bird Corporation (“Blue Bird”) (Nasdaq: BLBD), the leader in electric and low-emission school buses, announced today its fiscal 2026 second quarter financial results.

Highlights

(in millions except Unit Sales and EPS data)	Three Months Ended March 28, 2026	B/(W) Prior Year	Six Months Ended March 28, 2026	B/(W) Prior Year
Unit Sales	2,148	(147)	4,283	(142)
GAAP Measures:
Revenue	$352.6	$(6.2)	$685.7	$13.0
Net Income	$29.3	$3.3	$60.1	$5.3
Diluted EPS	$0.90	$0.11	$1.84	$0.19
Non-GAAP Measures[1]:
Adjusted EBITDA	$50.8	$1.6	$100.9	$5.9
Adjusted Net Income	$32.5	$1.0	$65.0	$2.9
Adjusted Diluted EPS	$1.00	$0.04	$2.00	$0.13
1 Reconciliation to relevant GAAP metrics shown below

“I am incredibly proud of our team in delivering another outstanding quarterly result,” said John Wyskiel, President & CEO of Blue Bird Corporation. “The Blue Bird team continued to exceed expectations, improving operations, navigating tariffs, and expanding our leadership in alternative-powered buses. We delivered an exceptional Adj. EBITDA of $51M / 14% for the second fiscal quarter of 2026, a new all-time second-quarter record for the Company.

“In our push to expand our leadership in alternative-powered school buses, we delivered 201 electric-powered buses this quarter. As of the end of the quarter, we had more than 900 EV buses in our firm order backlog, which supports our EV sales target for 2026.

"Additionally, we are very pleased with the timely closing and integration progress of our recently announced acquisition of Micro Bird. The acquisition strengthens Blue Bird’s position with the industry’s most comprehensive bus portfolio and expands our addressable market with the Buy America–compliant shuttle bus market.

“Based on our strong first half of 2026 and final closing of the Micro Bird acquisition, we are raising our 2026 full-year Adjusted EBITDA guidance to $245 million. We look forward to sustained profitable growth in the coming years as we march towards ~$2.5B in revenue and a 15%+ Adjusted EBITDA margin.”

FY2026 Guidance and Long-Term Outlook

“We are very pleased with our second quarter results, with our highest ever Q2 Adj. EBITDA and Free Cash Flow” said Razvan Radulescu, CFO of Blue Bird Corporation. “Our business is in a very strong position and we continue to deliver ahead of the plan we have been messaging. With the strong first half we delivered, we are raising all full-year 2026 guidance metrics, as well as building in consolidated results for Micro Bird for the second half. 2026 Guidance is being raised to Net Revenue at ~$1.75 Billion and Adj. EBITDA to ~$245 million. Additionally, we are raising our long-term profit outlook towards an Adjusted EBITDA margin of $375+ million, or 15%+, on $2.5+ billion in revenue. We are confident in our profitable growth plans.”

Fiscal 2026 Second Quarter Results

Net Sales
Net sales were $352.6 million for the second quarter of fiscal 2026, a decrease of $6.2 million, or 1.7%, compared to $358.9 million for the second quarter of fiscal 2025. The decrease in net sales is primarily due to a 6.4% decrease in units sold resulting from a 6.7% decrease in the number of production days in the second quarter of fiscal 2026 when compared with the same period in fiscal 2025, which primarily resulted from the timing of holidays, and our corresponding plant shutdown, in our production calendar. As a result of producing fewer buses, we had fewer units that were available to sale. However, the decrease resulting from selling fewer units was partially offset by Bus customer and product mix changes and cumulative Bus price increases, including increases that were intended to mitigate the impact of increased procurement costs for certain of our imported inventory as a result of the imposition of tariffs beginning during the second half of fiscal 2025 and continuing into the first half of fiscal 2026, as well as an increase in Parts sales.

Bus sales decreased $7.6 million, or 2.3%, reflecting a 6.4% decrease in unit bookings that was partially offset by a 4.4% increase in average sales price per unit. In the second quarter of fiscal 2026, 2,148 units booked compared to 2,295 units booked for the same period in fiscal 2025. The increase in unit price for the second quarter of fiscal 2026 compared to the same period in fiscal 2025 was primarily due to customer and product mix changes as well as price increases implemented to offset increases in inventory costs.

Parts sales increased $1.4 million, or 5.4%, for the second quarter of fiscal 2026 compared to the second quarter of fiscal 2025. This increase is primarily attributed to price increases that were implemented to offset increases in inventory costs as well as higher fulfillment volumes and slight variations due to product and channel mix.

Gross Profit
Second quarter gross profit of $70.6 million represented a decrease of $0.2 million from the second quarter of last year. The decrease was primarily driven by the $6.2 million decrease in net sales, discussed above, and partially offset by a corresponding decrease of $6.0 million in cost of goods sold.

Net Income
Net income was $29.3 million for the second quarter of fiscal 2026, an increase of $3.3 million from the second quarter of last year. Among other smaller fluctuations, the increase in net income was largely driven by a decrease of $5.6 million in selling, general and administrative expenses, primarily due to the significant amount of share-based compensation expense recorded in the second quarter of fiscal 2025 resulting from the retirement of our former President and Chief Executive Officer, with no similar significant expense recorded for the acceleration of vesting of stock awards in the second quarter of fiscal 2026. Partially offsetting the decrease in selling general, and administrative expenses was a decrease of $3.4 million in other (expense) income, net, primarily due to $2.7 million in pretax costs relating to the acquisition of the remaining 50% of the outstanding common stock of Micro Bird effective April 1, 2026, with no such costs incurred during the second quarter of fiscal 2025.

Adjusted Net Income
Adjusted net income of $32.5 million represented an increase of $1.0 million from the second quarter of last year. The increase was primarily driven by the $3.3 million increase in Net Income, discussed above, when adjusting for the impact of expenses that are excluded in calculating Adjusted Net Income, including share-based compensation and Micro Bird acquisition costs, discussed above.

Adjusted EBITDA
Adjusted EBITDA was $50.8 million, which was an increase of $1.6 million compared with the second quarter of fiscal 2025. The increase primarily relates to the increase in Micro Bird earnings, when adjusted for the impact of expenses that are excluded in calculating Adjusted EBITDA, that was partially offset by a decrease in other income, net, when adjusted for the impact of expenses that are excluded in calculating Adjusted EBITDA, as discussed above.

Year-to-Date Fiscal 2026 Results

Net Sales
Net sales were $685.7 million for the six months ended March 28, 2026, an increase of $13.0 million, or 1.9%, compared to $672.7 million for the six months ended March 29, 2025. The increase in net sales is primarily due to Bus customer and product mix changes and cumulative Bus price increases, including increases that were intended to mitigate the impact of increased procurement costs for certain of our imported inventory as a result of the imposition of tariffs beginning during the second half of fiscal 2025 and continuing into the first half of fiscal 2026, as well as an increase in Parts sales. The Bus increases described above were partially offset by a decrease in Bus units sold resulting from a 4.3% decrease in the number of production days during the six months ended March 28, 2026 when compared with the same period in fiscal 2025, which primarily resulted from the timing of holidays, and our corresponding plant shutdown, in our production calendar. As a result of producing fewer buses, we had fewer units that were available to sale.

Bus sales increased $11.9 million, or 1.9%, reflecting a 5.3% increase in average sales price per unit that was partially offset by a 3.2% decrease in units booked. The increase in unit price for the first six months of fiscal 2026 compared to the same period in fiscal 2025 was primarily due to customer and product mix changes as well as price increases implemented to offset increases in inventory costs. This increase was partially offset by the impact of booking 4,283 units in the six months ended March 28, 2026 compared with 4,425 units during the same period in fiscal 2025.

Parts sales increased $1.1 million, or 2.1%, for the six months ended March 28, 2026 compared to the six months ended March 29, 2025. This increase is primarily attributed to price increases that were implemented to offset increases in inventory costs as well as higher fulfillment volumes and slight variations due to product and channel mix.

Gross Profit
Gross profit for the six months ended March 28, 2026 was $141.9 million, an increase of $10.7 million compared with the same period in the prior year. The increase was primarily driven by the $13.0 million increase in net sales. This was partially offset by an increase of $2.3 million in cost of goods sold, primarily corresponding the increase net sales.

Net Income
Net income was $60.1 million for the six months ended March 28, 2026, which was a $5.3 million increase from the same period in the prior year. Among other smaller fluctuations, the increase in net income was primarily driven by the $10.7 million increase in gross profit, discussed above, and partially offset by a $6.5 million increase in other expense. During the second quarter of fiscal 2026, the Company incurred approximately $2.7 million of pretax costs relating to the acquisition of the remaining 50% of the outstanding common stock of Micro Bird effective April 1, 2026, with no such costs incurred during the the six months ended March 29, 2025. Additionally, during the first quarter of fiscal 2025, the Company sold certain state emissions credits that it was not projecting to use for approximately $2.6 million, with no similar income recorded during the the first six months of fiscal 2026.

Adjusted Net Income
Adjusted net income for the six months ended March 28, 2026 was $65.0 million, an increase of $2.9 million compared with the same period last year, primarily due to the $5.3 million increase in net income, discussed above, when adjusting for the impact of expenses that are excluded in calculating Adjusted Net Income.

Adjusted EBITDA
Adjusted EBITDA was $100.9 million for the six months ended March 28, 2026, an increase of $5.9 million compared with the same period in the prior year. The increase primarily relates to the increase in (i) gross profit, when adjusted for the impact of expenses that are excluded in calculating Adjusted EBITDA, as discussed above and (ii) Micro Bird earnings, when adjusted for the impact of expenses that are excluded in calculating Adjusted EBITDA, that were partially offset by (iii) an increase in selling, general and administrative expenses, when adjusting for the impact of expenses that are excluded in calculating Adjusted EBITDA, and (iv) a decrease in other income, net, when adjusted for the impact of expenses that are excluded in calculating Adjusted EBITDA, as discussed above.

Conference Call Details

Blue Bird will discuss its fiscal 2026 second quarter and year to date financial results in a conference call at 4:30 PM ET today. Participants may listen to the audio portion of the conference call either through a live audio webcast on the Company's website or by telephone. The slide presentation and webcast can be accessed via the Investor Relations portion of Blue Bird's website at www.blue-bird.com.

•Webcast participants should log on and register at least 15 minutes prior to the start time on the Investor Relations homepage of Blue Bird’s website at http://investors.blue-bird.com. Click the link in the events box on the Investor Relations landing page.

•Participants desiring audio only should dial 646-844-6383 or 833-470-1428. The access code is 005726.
005726.

A replay of the webcast will be available approximately two hours after the call concludes via the same link on Blue Bird’s website.

About Blue Bird Corporation

Blue Bird (NASDAQ: BLBD) is recognized as a technology leader and innovator of school buses since its founding in 1927. Our dedicated team members design, engineer and manufacture school buses with a singular focus on safety, reliability, and durability. School buses carry the most precious cargo in the world – 25 million children twice a day – making them the most trusted mode of student transportation. The company is the proven leader in low- and zero-emission school buses with more than 25,000 propane, natural gas, and electric powered buses sold. Blue Bird is transforming the student transportation industry through cleaner energy solutions. For more information on Blue Bird’s complete product and service portfolio, visit www.blue-bird.com.

Key Non-GAAP Financial Measures We Use to Evaluate Our Performance

This press release includes the following non-GAAP financial measures “Adjusted EBITDA,” "Adjusted EBITDA Margin," "Adjusted Net Income," "Adjusted Diluted Earnings per Share," “Free Cash Flow” and “Adjusted Free Cash Flow”. Adjusted EBITDA and Free Cash Flow are financial metrics that are utilized by management and the board of directors, as and when applicable, to determine (a) the annual cash bonus payouts, if any, to be made to certain employees based upon the terms of the Company’s Management Incentive Plan, and (b) whether the performance criteria have been met for the vesting of certain equity awards granted annually to certain members of management based upon the terms of the Company’s Omnibus Equity Incentive Plan. Additionally, consolidated EBITDA, which is an adjusted EBITDA metric defined by our Credit Agreement that could differ from Adjusted EBITDA discussed above as the adjustments to the calculations are not uniform, is used to determine the Company's ongoing compliance with several financial covenant requirements, including being utilized in the denominator of the calculation of the Total Net Leverage Ratio. Accordingly, management views these non-GAAP financial metrics as key for the above purposes and as a useful way to evaluate the performance of our operations as discussed further below.

Adjusted EBITDA is defined as net income or loss prior to interest income; interest expense including the component of operating lease expense (which is presented as a single operating expense within cost of goods sold or selling, general and administrative expenses in our U.S. GAAP financial statements) that represents interest expense on lease liabilities; income taxes; and depreciation and amortization including the component of operating lease expense (which is presented as a single operating expense within cost of goods sold or selling, general and administrative expenses in our U.S. GAAP financial statements) that represents amortization charges on right-of-use lease assets; as adjusted for certain non-cash charges or credits that we may record on a recurring basis such as share-based compensation expense and unrealized gains or losses on certain derivative financial instruments as well as certain charges such as (i) transaction related costs or (ii) discrete expenses related to major cost cutting and/or operational transformation initiatives. While certain of the charges that are added back in the Adjusted EBITDA calculation, such as transaction related costs and major cost cutting and/or operational transformation initiatives, represent operating expenses that may be recorded in more than one annual period, the significant project or transaction giving rise to such expenses is not considered to be indicative of the Company’s normal operations. Accordingly, we believe that these, as well as the other credits and charges that comprise the amounts utilized in the determination of Adjusted EBITDA described above, should not be used in evaluating the Company’s ongoing annual operating performance.

We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures of performance defined in accordance with U.S. GAAP. The measures are used as a supplement to U.S. GAAP results in evaluating certain aspects of our business, as described below.

We believe that Adjusted EBITDA and Adjusted EBITDA Margin are useful to investors in evaluating our performance because the measures consider the performance of our ongoing operations, excluding decisions made with respect to capital investment, financing, and certain other significant initiatives or transactions as outlined in the preceding paragraphs. We believe the non-GAAP measures offer additional financial metrics that, when coupled with the U.S. GAAP results and the reconciliation to U.S. GAAP results, provide a more complete understanding of our results of operations and the factors and trends affecting our business.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Adjusted Diluted Earnings per Share should not be considered as alternatives to net income or GAAP earnings per share as an indicator of our performance or as alternatives to any other measure prescribed by GAAP as there are limitations to using such non-GAAP measures. Although we believe the non-GAAP measures may enhance an evaluation of our operating performance because they exclude the impact of prior decisions made about capital investment, financing, and other expenses, (i) other companies in Blue Bird’s industry may define Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share differently than we do and, as a result, they may not be comparable to similarly titled measures used by other companies in Blue Bird’s industry, and (ii) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share exclude certain financial information that some may consider important in evaluating our performance.

We compensate for these limitations by providing disclosure of the differences between Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of our operating results.

Our measures of “Free Cash Flow” and "Adjusted Free Cash Flow" are used in addition to and in conjunction with results presented in accordance with GAAP and Free Cash Flow and Adjusted Free Cash Flow should not be relied upon to the exclusion of GAAP financial measures. Free Cash Flow and Adjusted Free Cash Flow reflect an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

We define Free Cash Flow as total cash provided by/used in operating activities as adjusted for net cash paid for the acquisition of fixed assets and intangible assets. We use Free Cash Flow, and ratios based on Free Cash Flow, to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a more conservative measure of cash flow since purchases of fixed assets and intangible assets are a necessary component of ongoing manufacturing operations. Accordingly, we expect Free Cash Flow to be less than operating cash flows.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements include statements in this press release regarding guidance, seasonality, product mix and gross profits and may include statements relating to:

•Inherent limitations of internal controls impacting financial statements
•Growth opportunities
•Future profitability
•Ability to expand market share
•Customer demand for certain products
•Economic conditions (including tariffs) that could affect fuel costs, commodity costs, industry size and financial conditions of our dealers and suppliers
•Labor or other constraints on the Company’s ability to maintain a competitive cost structure
•Volatility in the tax base and other funding sources that support the purchase of buses by our end customers
•Lower or higher than anticipated market acceptance for our products
•Other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions

These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The factors described above, as well as risk factors described in reports filed with the SEC by us (available at www.sec.gov), could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements.

Contact:
Mark Benfield
Investor Relations
(478) 822-2315
Mark.Benfield@blue-bird.com

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands of dollars, except for share data)	March 28, 2026	September 27, 2025
Assets
Current assets
Cash and cash equivalents	$275,893	$229,313
Accounts receivable, net	12,940	20,650
Inventories	144,765	139,470
Other current assets	32,969	22,195
Total current assets	$466,567	$411,628
Property, plant and equipment, net	$117,868	$108,541
Goodwill	18,825	18,825
Intangible assets, net	40,750	41,685
Equity investment in affiliates	39,204	35,197
Deferred tax assets	—	2,697
Pension	4,664	4,889
Other assets	1,486	1,793
Total assets	$689,364	$625,255
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$127,124	$151,479
Warranty	7,235	7,494
Accrued expenses	53,752	55,164
Deferred warranty income	12,015	11,329
Other current liabilities	49,156	6,333
Current portion of long-term debt	5,000	5,000
Total current liabilities	$254,282	$236,799
Long-term liabilities
Revolving credit facility	$—	$—
Long-term debt	82,982	85,324
Warranty	9,540	9,681
Deferred warranty income	23,292	22,368
Deferred tax liabilities	8,189	5,439
Other liabilities	13,151	10,229
Total long-term liabilities	$137,154	$133,041
Guarantees, commitments and contingencies
Stockholders' equity
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding at March 28, 2026 and September 27, 2025	$—	$—
Common stock, $0.0001 par value, 100,000,000 shares authorized, 31,646,589 and 31,884,721 shares issued and outstanding at March 28, 2026 and September 27, 2025, respectively	3	3
Additional paid-in capital	197,690	195,466
Retained earnings	128,302	88,193
Accumulated other comprehensive loss	(28,067)	(28,247)
Total stockholders' equity	$297,928	$255,415
Total liabilities and stockholders' equity	$689,364	$625,255

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
(in thousands of dollars except for share data)	March 28, 2026	March 29, 2025	March 28, 2026	March 29, 2025
Net sales	$352,635	$358,851	$685,719	$672,723
Cost of goods sold	281,988	287,997	543,843	541,552
Gross profit	$70,647	$70,854	$141,876	$131,171
Operating expenses
Selling, general and administrative expenses	31,529	37,143	65,081	64,418
Operating profit	$39,118	$33,711	$76,795	$66,753
Interest expense	(1,545)	(1,813)	(3,111)	(3,728)
Interest income	1,929	1,258	3,910	2,826
Other (expense) income, net	(2,922)	444	(3,133)	3,360
Income before income taxes	$36,580	$33,600	$74,461	$69,211
Income tax expense	(9,102)	(9,129)	(18,221)	(17,822)
Equity in net income of non-consolidated affiliates	1,823	1,575	3,817	3,379
Net income	$29,301	$26,046	$60,057	$54,768

Earnings per share:
Basic weighted average shares outstanding	31,629,376	31,917,407	31,703,272	32,072,354
Diluted weighted average shares outstanding	32,430,122	32,885,993	32,558,241	33,152,066
Basic earnings per share	$0.93	$0.82	$1.89	$1.71
Diluted earnings per share	$0.90	$0.79	$1.84	$1.65

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
(in thousands of dollars)	March 28, 2026	March 29, 2025
Cash flows from operating activities
Net income	$60,057	$54,768
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	8,045	7,710
Non-cash interest expense	158	167
Share-based compensation expense	4,027	9,940
Equity in net income of non-consolidated affiliates	(3,817)	(3,379)
Loss on disposal of fixed assets	51	285
Deferred income tax expense (benefit)	5,390	(3,962)
Amortization of deferred actuarial pension losses	236	139
Changes in assets and liabilities:
Accounts receivable	7,710	43,313
Inventories	(5,295)	(36,034)
Other assets	(10,241)	(10,955)
Accounts payable	(25,101)	9,929
Accrued expenses, pension and other liabilities	43,120	(17,741)
Total adjustments	$24,283	$(588)
Total cash provided by operating activities	$84,340	$54,180
Cash flows from investing activities
Cash paid for fixed assets	$(13,319)	$(13,616)
Equity investment in affiliates	(190)	(500)
Total cash used in investing activities	$(13,509)	$(14,116)
Cash flows from financing activities
Term loan repayments	$(2,500)	$(2,500)
Principal payments on finance leases	—	(604)
Repurchase of common stock in connection with repurchase programs	(19,948)	(30,053)
Repurchase of common stock in connection with stock award exercises	(2,574)	(4,412)
Cash received from stock option exercises	771	567
Total cash used in financing activities	$(24,251)	$(37,002)
Change in cash and cash equivalents	46,580	3,062
Cash and cash equivalents at beginning of period	229,313	127,687
Cash and cash equivalents at end of period	$275,893	$130,749

Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended		Six Months Ended
(in thousands of dollars)	March 28, 2026	March 29, 2025	March 28, 2026	March 29, 2025
Net income	$29,301	$26,046	$60,057	$54,768
Adjustments:
Interest (income) expense, net (1)	(233)	633	(486)	1,066
Income tax expense	9,102	9,129	18,221	17,822
Depreciation, amortization, and disposals (2)	4,673	4,251	9,244	8,494
Micro Bird acquisition costs	2,673	—	2,673	—
Share-based compensation expense	1,670	7,434	4,027	9,940
Micro Bird Holdings, Inc. total interest expense, net; income tax expense or benefit; depreciation expense and amortization expense	3,628	1,713	7,136	2,869
Adjusted EBITDA	$50,814	$49,206	$100,872	$94,959
Adjusted EBITDA margin (percentage of net sales)	14.4%	13.7%	14.7%	14.1%

(1)    Includes $0.2 million and $0.1 million for the three months ended March 28, 2026 and March 29, 2025, and $0.3 million and $0.2 million for the six months ended March 28, 2026 and March 29, 2025, respectively, representing interest expense on operating lease liabilities, which are a component of lease expense and presented within cost of goods sold or selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.
(2)    Includes $0.6 million and $0.4 million for the three months ended March 28, 2026 and March 29, 2025, and $1.2 million and $0.8 million for the six months ended March 28, 2026 and March 29, 2025, respectively, representing amortization charges on right-of-use lease assets, which are a component of lease expense and presented within cost of goods sold or selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.

Reconciliation of Free Cash Flow to Adjusted Free Cash Flow

	Three Months Ended		Six Months Ended
(in thousands of dollars)	March 28, 2026	March 29, 2025	March 28, 2026	March 29, 2025
Net cash provided by operating activities	$47,761	$27,770	$84,340	$54,180
Cash paid for fixed assets	(7,854)	(9,022)	(13,319)	(13,616)
Free cash flow	$39,907	$18,748	$71,021	$40,564

Cash paid for Micro Bird acquisition costs	2,673	—	2,673	—
Adjusted free cash flow	$42,580	$18,748	$73,694	$40,564

Reconciliation of Net Income to Adjusted Net Income

	Three Months Ended		Six Months Ended
(in thousands of dollars)	March 28, 2026	March 29, 2025	March 28, 2026	March 29, 2025
Net income	$29,301	$26,046	$60,057	$54,768
Adjustments, net of tax expense or benefit (1)
Micro Bird acquisition costs	1,978	—	1,978	—
Share-based compensation expense	1,236	5,501	2,980	7,356
Adjusted net income, non-GAAP	$32,515	$31,547	65,015	62,124

(1) Amounts are net of estimated tax rates of 26%.

Reconciliation of Diluted EPS to Adjusted Diluted EPS

	Three Months Ended		Six Months Ended
	March 28, 2026	March 29, 2025	March 28, 2026	March 29, 2025
Diluted earnings per share	$0.90	$0.79	$1.84	$1.65
One-time charge adjustments, net of tax benefit or expense	0.10	0.17	0.16	0.22
Adjusted diluted earnings per share, non-GAAP	$1.00	$0.96	$2.00	$1.87
Adjusted weighted average dilutive shares outstanding	32,430,122	32,885,993	32,558,241	33,152,066